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                                                            EXHIBIT (4)(A)

          RESOLVED, that the Company issue $150,000,000 aggregate principal amount of its 8 1/4% Subordinated Notes due 2005 (the "Subordinated Notes"), that Smith Barney Inc., BT Securities Corporation, Bear, Stearns & Co. Inc., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc are selected to serve as the underwriters (the "Underwriters") of the Subordinated Notes, that the price to be paid by the Underwriter shall be 99.35% of the principal amount of the Subordinated Notes and that the officers of the Company are hereby authorized to execute and deliver to the Underwriters the Subordinated Notes pursuant to the Underwriting Agreement, dated April 19, 1995 (the "Underwriting Agreement"), and that the Underwriting Agreement be and it hereby is approved in all respects in the form attached hereto as Exhibit 1; and further


          RESOLVED, that the Subordinated Notes shall have the terms, and be in substantially the form, set forth in the form of Subordinated Debenture attached hereto as Exhibit 2, which is hereby approved and adopted with such changes as the officer executing the same shall deem necessary or appropriate; and further


          RESOLVED, that the Subordinated Notes shall be issued pursuant to and shall be entitled to the benefits of an Indenture, dated as of April 1, 1992, as amended by the First Supplemental Indenture, dated as of January 15, 1993 (the Indenture together with the First Supplemental Indenture hereinafter the "Indenture"), between the Company and Marine Midland Bank (formerly Marine Midland Bank, N.A., which Indenture is hereby adopted and approved in all respects and that the provisions of Article Fourteen of the Indenture shall apply to the Subordinated Notes; and further


          RESOLVED, that all actions heretofore taken by any officer of the Company within the terms of the foregoing resolutions, are ratified and confirmed as the act of the Company; and further


          RESOLVED, that the officers of the Company be, and they hereby are, authorized and empowered to do or cause to be done any and all such further acts and things, and to execute and deliver any and all such documents, papers and instruments as they or any of them deem necessary or desirable in order to carry into effect the purpose and intent of the foregoing resolutions.